UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Tuesday, January 30, 2018, at 4:00 p.m., for the following purposes:
1.    To elect the three Class I directors nominated by the Board of Directors to hold office until the 2021 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    To ratify the selection of KPMG LLP ("KPMG") as the Company’s independent auditors for fiscal year 2018;
3.    To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2017 as disclosed in these materials;
4.    To vote on the two shareholders proposals described in the accompanying proxy statement, if properly presented at the meeting; and
5.    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on November 24, 2017, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 29, 2018. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 29, 2018. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

December 15, 2017

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be Held on January 30, 2018
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com.

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER
11100 NE 6th Street
Bellevue, Washington

NE 10TH STREET
NE 8TH STREET
NE 8TH STREET
405
BELLEVUE WAY NE
106TH AVE NE
108TH AVE NE
110TH AVE NE
112TH AVE NE
P2
P1
MEYDENBAUER CENTER
A
NE 6TH STREET
NE 4TH STREET
NE 4TH STREET
111TH AVE NE
NE 2ND PLACE
NE 2ND STREET
N
W
E
S

A

Bellevue Transit Center

P1

Bellevue Corporate Plaza Garage

P2

The Bravern

DRIVING DIRECTIONS	PARKING
•   From Seattle via SR-520:

• Take SR-520 east to I-405 south.
• Take Exit 13A west to NE 4th Street.
• Turn right onto NE 4th Street.
• Turn right onto 112th Ave NE.
• Turn left onto NE 6th Street to Meydenbauer Center's parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center's Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6'9" tall.

•     From Seattle via I-90:

• Take I-90 east to I-405 north.
• Take Exit 13A west to NE 4th Street.
• Turn left onto NE 4th Street.
• Turn right onto 112th Avenue NE.
• Turn left onto NE 6th Street to Meydenbauer Center's parking garage on the right.

OVERFLOW PARKING

Bellevue Corporate Plaza Garage is located at NE 6th Street on 110th Avenue NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, and left into the parking structure.

The Bravern Garage is located at NE 8th Street on 110th Avenue NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, right onto NE 8th Street, and right into parking structure.

Parking in these three facilities for this event will be paid for by the Company. As you leave, tell the attendant you attended the Costco Wholesale Annual Meeting.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 30, 2018

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 30, 2018, or any adjournments (the “Annual Meeting”). The individuals named as proxy are Hamilton E. James and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 15, 2017.
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

4.	AGAINST the shareholder proposals.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on November 24, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 439,184,698 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.
With respect to proposal 1, the election of directors, the three directors receiving the highest number of votes will be elected. The Company’s bylaws provide that in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to proposals 2 through 5, to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”

If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2018, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
In addition to mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders, the Company has asked banks and brokers to forward copies of the Notice, and upon request, paper copies of the proxy materials to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $10,500.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Kenneth D. Denman, W. Craig Jelinek and Jeffrey S. Raikes is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2021 and until his successor is elected and qualified. All nominees are current directors.
Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.
The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, and other public and non-profit service. In addition, members of our

Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
Current directors Daniel J. Evans and James D. Sinegal have determined not to stand for re-election. The Company and the Board express their deepest gratitude to them for over fourteen and nearly thirty-five years of dedicated service, respectively.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
Directors
The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position With the Company	Age	Expiration of Term as Director
Hamilton E. James	Chairman of the Board of Directors	66	2019
Susan L. Decker	Director	55	2020
Kenneth D. Denman	Director	59	2018
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	61	2020
W. Craig Jelinek	President, Chief Executive Officer and Director	65	2018
John W. Meisenbach	Director	81	2020
Charles T. Munger	Director	93	2020
Jeffrey S. Raikes	Director	59	2018
John W. Stanton	Director	62	2019
Mary Agnes (Maggie) Wilderotter	Director	62	2019
Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
Susan L. Decker has been a director of the Company since October 2004. She is Chief Executive Officer and a co-founder of Raftr, a digital media product, launched in 2017. She also serves as an adviser to several Internet start-ups. During the 2009 school year, she was an Entrepreneur-in-Residence at Harvard Business School. From 2000 to 2009, Sue served in various executive management roles at Yahoo! Inc., including President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. She is a director of Berkshire Hathaway Inc. and Vail Resorts, Inc. and was previously a director of Intel Corporation and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
Kenneth D. Denman was elected to the Board in March 2017. He is a Venture Partner at Sway Ventures. He was President and Chief Executive Officer of Emotient, Inc., a developer of technology to analyze facial expressions, until the company was acquired by Apple in January 2016. Previously, Ken was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. He is a member of the boards of directors of LendingClub, Inc., Mitek Systems, Inc. and Motorola Solutions, Inc. Previously he was a director at Shoretel Inc. Ken served in the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in the 2012 school year. Mr. Denman’s qualifications to serve on the Board include knowledge and experience from service on the boards of other public companies, and his broad-ranging experiences, including chief executive and other leadership positions, in the areas of technology and international business.
Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the

Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
Hamilton E. James has been a director of the Company since August 1988. He was the Lead Independent Director from 2005 until becoming the non-executive Chairman of the Board in August 2017. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously a director of Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
John W. Meisenbach has been a director of the Company since its inception. Mr. Meisenbach was the CEO of MCM, a financial services company that he founded in 1962, from 2008 to 2013, and chairman of the board of directors until the company was sold in 2015. He previously served as a director of Expeditors International, where he was Chair of the Compensation Committee. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.
Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
Jeffrey S. Raikes has been a director of the Company since December 2008. He is the co-founder of the Raikes Foundation, the mission of which is to empower young people to transform their lives. He was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corp. from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes's qualifications to serve on the Board are his broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at the world's largest foundation.
John W. Stanton has been a director of the Company since October 2015. He is the Chairman of First Avenue Entertainment LLLP, which is the owner of the Seattle Mariners, and Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, and Trilogy Equity Partners, which invests in wireless-related companies. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Trilogy International Partners and Microsoft Corp. and was previously a director of Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology, and service on the boards of other companies.

Mary Agnes (Maggie) Wilderotter has been a director of the Company since October 2015. She is the Chief Executive Officer and Chairman of the Grand Reserve Inn. She was the Executive Chairman of Frontier Communications, a public telecommunications company, from April 2015 until April 2016. Mrs. Wilderotter served as Frontier's Chief Executive Officer from 2004 to 2015 and Chairman of the Board from December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was previously a director of Xerox Corporation, DreamWorks Animation SKG, and The Procter & Gamble Company. She is currently a director of Cadence Design Systems, Juno Therapeutics, Inc. and Hewlett Packard Enterprise. Mrs. Wilderotter served in 2016 on the President's Commission on Enhancing National Cybersecurity. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of over thirty public companies in her career, and her broad-ranging corporate experiences, including senior leadership positions, in the areas of telecommunications and technology.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Committees of the Board
The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding “independence,” including applicable committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mses. Decker and Wilderotter and Messrs. Denman, Evans, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the Lead Independent Director at two meetings this fiscal year.
Audit Committee. The functions of the Audit Committee include (among others):

•	providing direct communication between the Board and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•	reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;

•
maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and

•	approving compensation of the external auditors.
The members of the committee are Messrs. Munger (chair) and Evans and Ms. Decker. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Audit Committee met seven times during fiscal 2017. A report of the Audit Committee is set forth below.

Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the Chief Executive Officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Munger and Stanton (chair) and it met three times during fiscal 2017. A report of the Compensation Committee is set forth below.
Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The members of the committee are Messrs. Raikes (chair) and Evans and Mrs. Wilderotter; the committee met five times in fiscal 2017.
The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the twelve directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business and public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences. Recommendations arising from the self-assessment process in fiscal 2017 primarily related to improving the efficiency and effectiveness of the committees of the board. Since 2014, the Board, led by the Nominating and Governance Committee, has been engaged in a process to refresh its membership. Since the beginning of that process, five members have or will soon be retired and three new independent directors have been added. Most recently, Mr. Denman, whose potential candidacy the Committee learned of through Mr. Brotman, was elected to the Board on March 17, 2017. The refreshment process is continuing.
Our bylaws provide for proxy access by eligible shareholders. Shareholder nominations require compliance with section 2.1 of the bylaws, which are available on our website. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.

Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. Our co-founder Jeff Brotman served as Chairman of the Board until his death in August 2017. Hamilton James, an independent director, was subsequently elected as non-executive Chairman of the Board.
The Role of the Board in Risk Oversight.    One Board function is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate and oversees internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.
Compensation of Directors
Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2017, each non-employee director received a grant of 2,182 restricted stock units (“RSUs”). The number of shares subsequently was adjusted in connection with the special dividend paid in May 2017. In fiscal 2017, the target value of the RSUs granted was $325,000 (a reduction in value from fiscal 2016), with the number of units determined based on the closing share price on October 21. For fiscal 2018, the target value was reduced to $270,000. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. The corporate governance stock ownership requirements, which have been met by all directors, require non-executive directors to own and maintain at least 6,000 shares of Company stock within five years of joining the Board.

The following table summarizes compensation for the non-employee directors of the Company for fiscal 2017.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Susan L. Decker	41,000	315,928		356,928
Kenneth D. Denman[4]	18,071	158,764		176,835
Daniel J. Evans	46,000	315,928		361,928
Hamilton E. James	34,000	315,928		349,928
Richard M. Libenson	34,000	315,928	339,245	689,173
John W. Meisenbach	34,000	315,928		349,928
Charles T. Munger	44,000	315,928		359,928
Jeffrey S. Raikes	39,000	315,928		354,928
James D. Sinegal	34,000	315,928		349,928
John W. Stanton	37,000	315,928		352,928
Mary Agnes (Maggie) Wilderotter	39,000	315,928		354,928
_______________________

(1)	Cash compensation received for fiscal 2017.

(2)
Represents the grant-date fair value of the RSUs granted to each non-employee director in October 2016, except for Mr. Denman, who received a prorated grant in April 2017. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended September 3, 2017.

(3)
In January 2017, Richard M. Libenson was appointed to serve as Director Emeritus for a three-year term, which began immediately after the 2017 Annual Meeting. Mr. Libenson also continues as a consultant to the Company. For such services, a corporation that he owns was paid $300,000 during fiscal 2017. That amount has been unchanged for 17 years. The Company paid premiums on long-term disability insurance in the amount of $8,474 and premiums for health care insurance in the amount of $19,678. Mr. Libenson received benefits associated with a split-dollar life insurance plan for which the Company paid a premium of $11,093 this fiscal year. These arrangements and transactions were approved by the Audit Committee.

(4)	Kenneth D. Denman was elected in March 2017.

At the end of fiscal 2017, non-employee directors held the following shares and outstanding equity awards:

Name	Restricted Stock Units	Shares Owned	Total
Susan L. Decker	4,589	45,716	50,305
Kenneth D. Denman	973	—	973
Daniel J. Evans	4,589	28,155	32,744
Hamilton E. James	4,589	31,575	36,164
Richard M. Libenson	4,589	97,595	102,184
John W. Meisenbach	4,589	49,385	53,974
Charles T. Munger	4,589	176,952	181,541
Jeffrey S. Raikes	4,589	25,605	30,194
James D. Sinegal	4,589	1,326,137	1,330,726
John W. Stanton	3,360	14,416	17,776
Mary Agnes (Maggie) Wilderotter	3,729	717	4,446

Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027, Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
During the Company’s last fiscal year, the Board met four times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors except one attended the meeting in 2017.
PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 24, 2017.

Name and Address of Beneficial Owner	Shares	Percent[1]
Vanguard Group Inc.	34,388,915[2]	7.83%
P.O. Box 2600, V26
Valley Forge, Pennsylvania 19482
BlackRock Inc.	27,860,905[3]	6.34%
55 East 52nd Street
New York, NY 10055
_______________________

(1)
Based on 439,184,698 shares of common stock outstanding on November 24, 2017. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Vanguard Group Inc. on November 14, 2017.

(3)	Information based on Form 13F-HR filed with the SEC by BlackRock Inc. on November 14, 2017. Includes 300,000 option shares.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 24, 2017.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Percent of Class[2]
W. Craig Jelinek	312,687(3)	*
Susan L. Decker	51,985	*
Kenneth D. Denman	2,653	*
Daniel J. Evans	34,424(4)	*
Richard A. Galanti	42,225(5)	*
Hamilton E. James	37,844	*
Richard M. Libenson	101,514(6)	*
John W. Meisenbach	53,654(7)	*
Paul G. Moulton	54,219(8)	*
Charles T. Munger	183,221(9)	*
Joseph P. Portera	37,048(10)	*
Jeffrey S. Raikes	31,874	*
James D. Sinegal	1,329,860(11)	*
John W. Stanton	19,456(12)	*
Mary Agnes (Maggie) Wilderotter	6,126	*
Dennis R. Zook	13,891	*

All directors and executive officers as a group (21 persons)	2,568,885	*
 _______________________

*	Less than 1%

(1)	Includes RSUs outstanding.

(2)
Based on 439,184,698 shares of common stock outstanding, and 7,611,401 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities that will vest within 60 days.

(3)	Includes 30,000 pledged shares. The pledge was reviewed and approved in accordance with the Corporate Governance Guidelines. See page 15.

(4)	Includes 19,813 shares held by a trust of which Mr. Evans is a trustee.

(5)	Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.

(6)	Includes 97,595 shares held by trusts of which Mr. Libenson is a trustee and beneficiary.

(7)	Includes 45,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(8)	Includes 1,361 shares held by a trust of which Mr. Moulton is a trustee.

(9)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(10)	Includes 7,760 shares held by a trust of which Mr. Portera is a trustee.

(11)
Includes 588,470 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 428,105 pledged shares. The pledge was reviewed and approved in accordance with the Corporate Governance Guidelines. See page 15.

(12)	Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares.

Equity Compensation Plan Information
(at Fiscal Year-End)

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights[2]	Weighted-average exercise price of outstanding options, warrants and rights ($)[3]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[4]
Total equity compensation plans approved by security holders	8,198,630	—	11,780,808
 _______________________

(1)	There are no other plans besides those approved by security holders.

(2)	Shares of common stock issuable upon vesting of outstanding RSUs granted under the Seventh Restated 2002 Incentive Plan and predecessor plans.

(3)	There were no options, warrants, or rights outstanding at September 3, 2017.

(4)	Available for issuance under the Seventh Restated 2002 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividends.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, Chief Financial Officer, three other most highly compensated individuals who served as executive officers in fiscal 2017, and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of September 3, 2017. These individuals are referred to as the “Named Executive Officers.” Our Named Executive Officers were: W. Craig Jelinek, President and Chief Executive Officer; Jeffrey H. Brotman, former Chairman of the Board; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Dennis R. Zook, Executive Vice President, COO-Southwest Division and Mexico; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Paul Moulton, Executive Vice President, Chief Information Officer.
Compensation Philosophy and Objectives
Our compensation programs are designed to motivate our executives and employees and enable them to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee, the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
At the 2017 Annual Meeting, the advisory shareholder vote on executive compensation was 96.4% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2017 did not materially change from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2017 Annual Meeting have not revealed significant concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
The Committee determines the amounts and elements of compensation for our Chief Executive Officer and for fiscal 2017 our Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”

During fiscal 2017, the Committee consisted of Messrs. Munger and Stanton (chair). The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash bonus plan for the current fiscal year.
Elements of Compensation
The components of our executive compensation programs are equity compensation (consisting solely of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan). The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.
The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
Performance-based RSUs.    Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation helps to align the interests of employee-grantees with those of shareholders, both in the shorter term (with the one-year performance conditions) and in the longer term (with time-based vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention. The Committee's view is that the general five-year vesting period and the stock ownership requirements provide a long-term dimension to the equity awards.
Base salary.    Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
Cash bonus.    Cash bonuses are a relatively small component of compensation and (subject to caps) are awarded at the discretion of the Committee, based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.
Executive base salaries and cash bonuses are, in the Committee’s view, generally lower than those at other companies in our peer group, described below under “Peer Companies.”
Other elements.    Consistent with its position as a low-overhead operator, the Company has modest “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) and the deferred compensation plans).
These components of compensation mix incentives that are intended to reward shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers and vesting elements in certain benefit plans (such as the deferred compensation and 401(k) plan matches).

The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. In addition, the Company’s Corporate Governance Guidelines include a “claw back” provision, giving the Committee the power to require the return of incentive compensation that has been earned by improper means.
Peer Companies
For fiscal 2017, the Committee primarily considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2016. These companies were selected because they are recognized as successful retailers and one of them represents the other major membership warehouse operator that is publicly traded. The Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to all executive officers are performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for minimum statutory withholding taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
All officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date.
The criteria for the fiscal 2017 performance-based grants were a 4% increase (versus fiscal 2016) of total sales or a 3% increase in pre-tax income (with both measures based on local currencies). After the end of fiscal 2017, the Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for at least a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant for those not fully vested at the time the RSUs were deemed earned. Dollar values for grants in fiscal 2017 (based on the closing share price on the business day preceding the grant date) were not increased from the grants' values in fiscal 2016.
The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2017, RSU grants were made on October 22, 2016, and the performance criteria for the grants were established in November 2016. All grants in fiscal 2017 were made under the Company’s Seventh Restated 2002 Stock Incentive Plan, approved by the Company’s shareholders in January 2015 and currently the Company's only equity plan.

Other Compensation
The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The value of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a non-qualified deferred-compensation plan for the benefit of certain eligible employees (approximately 1,000), including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with a car allowance. There is a company match for certain charitable contributions. The Committee believes the benefits are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.
2017 Compensation of the Chief Executive Officer and the Former Chairman of the Board
In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and (for fiscal 2017) the Chairman. Mr. Brotman served as the Company's executive Chairman until his death on August 1, 2017. He was succeeded by Hamilton James, who serves as non-executive Chairman and receives no compensation beyond that paid to other non-executive members of the Board. Near the beginning of fiscal 2017, the Committee approved a written employment contract for Mr. Jelinek, related to service during fiscal 2017 (subsequently extended to calendar 2017) as Chief Executive Officer. The agreement provided for an annual base salary of $700,000 (based on a fifty-two week year), unchanged from the prior year. The agreement further provided for a cash bonus of up to $200,000 (unchanged from the prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Mr. Brotman, former executive chairman, did not have an employment agreement. His salary in fiscal 2017 was $724,063. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), neither Mr. Brotman nor Mr. Jelinek (nor any other employee) has or had any change-in-control arrangement with the Company.
For fiscal 2017, the Committee granted 38,555 performance-based RSUs each to Mr. Brotman and Mr. Jelinek. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service; in the case of Mr. Brotman, all RSU's vested in connection with his death, in accordance with the agreements covering his grants.
Cash bonuses for the Chief Executive Officer and (through fiscal 2016) the Chairman of the Board have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2017, Mr. Jelinek earned a cash bonus of $192,800. The bonus amount for Mr. Jelinek was determined by the Committee as follows: (i) one-half of bonus eligibility was determined by the Company's attainment of its pre-tax income goal, which was fully achieved in fiscal 2017; and (ii) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 93%). The criteria governing bonuses to these executive officers are described below. No bonus was paid with respect to Mr. Brotman, as he was not employed at the time of bonus payments, as required by the plan.
2017 Compensation of Other Named Executive Officers
The most significant component of the compensation in fiscal 2017 was performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Zook, Portera, and Moulton were 20,196 each. The amounts awarded were based on the recommendations of Mr. Jelinek and approved by the Compensation Committee before grant. As noted above, the performance criteria were exceeded and the Named Executive Officers earned all of the RSUs granted, with accelerated-vesting for long service and further time-based vesting.

Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased up to 4% over fiscal 2016.
The Named Executive Officers (other than Messrs. Brotman and Jelinek) received cash bonuses of up to $82,490, more than the prior year because the Company met the pre-tax income goal for fiscal 2017, unlike the prior year. Bonus criteria were approved by the Committee in early fiscal 2017, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for the Named Executive Officers of up to approximately 106%, or $82,490, of the eligible amounts.
As with other bonus-eligible employees, 50% of the bonus potential was related to the Company's attainment of its internal pre-tax income target. For fiscal 2017 that target was $3.816 billion, on a generally accepted accounting principles basis; the target was achieved, as actual pre-tax income was $4.039 billion. Based on Mr. Jelinek's recommendation, the Committee determined to award all of the potential pre-tax income bonus. Eligibility for the bonus portion not associated with the Company's pre-tax income target was determined based on goals relevant to the executive officer's area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales and gross margin in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances (subject to the caps noted above). The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).
Clawback Policy
The Corporate Governance Guidelines provide that the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
Executive officers are required by the end of each calendar year to own and retain shares of Company common stock representing in value at least three times (seven times for the Chief Executive Officer) the base salary of the officer in effect at the beginning of the fiscal year. Prior to October 2017, the requirement was 12,000 shares for all executive officers. Newly-promoted officers have twenty-four months to achieve compliance. The Nominating and Governance Committee may authorize an extension should the timing present an undue burden.
Hedging and Pledging Policy
The Corporate Governance Guidelines prohibit transactions involving hedging of Company shares by directors and executive officers without the approval of the Board and prohibit pledging of Company shares by directors and executive officers without the approval of a designated Trading Compliance Committee, which reviews risks of proposed transactions.

Impact of Tax Considerations
The Committee examined compensation in light of section 162(m) of the Internal Revenue Code of 1986, as amended, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). Performance-based RSUs granted to Named Executive Officers are intended to satisfy the performance-based exception. The Committee may grant awards that do not qualify for tax deductibility under section 162(m), and there is no guarantee that awards intended to qualify for tax deductibility under section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.
Conclusion
The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 3, 2017, for filing with the SEC.

John W. Stanton, Chair
Charles T. Munger

Summary of Compensation
The following table sets forth information regarding compensation for the Named Executive Officers for fiscal 2017, 2016, and 2015.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
W. Craig Jelinek	2017	713,462	192,800	5,533,799	76,965	103,943	6,620,969
President and Chief Executive Officer	2016	700,000	81,600	5,563,064	57,227	101,385	6,503,276
	2015	698,079	188,800	5,322,962	35,319	95,233	6,340,393
Jeffrey H. Brotman(6)	2017	724,063	—	5,533,799	109,274	102,565	6,469,701
Former Chairman of the Board	2016	650,000	81,600	5,563,064	78,842	108,248	6,481,754
	2015	650,000	188,800	5,322,962	45,513	103,303	6,310,578
Richard A. Galanti	2017	745,000	77,120	2,898,732	154,762	113,098	3,988,712
Executive Vice President, Chief Financial Officer	2016	710,155	52,640	2,915,115	117,177	110,480	3,905,567
	2015	699,041	75,520	2,794,440	74,173	102,583	3,745,757
Dennis R. Zook	2017	688,554	75,269	2,942,557	29,538	109,770	3,845,688
Executive Vice President, COO- Southwest Division & Mexico	2016	657,868	50,223	2,941,903	21,094	105,944	3,777,032
	2015	641,753	77,073	2,794,440	12,303	98,960	3,624,529
Joseph P. Portera	2017	693,077	82,490	2,898,732	33,989	119,534	3,827,822
Executive Vice President, COO- Eastern & Canadian Divisions	2016	660,616	52,039	2,915,115	26,549	115,718	3,770,037
	2015	644,431	78,259	2,794,440	18,093	110,286	3,645,509
Paul G. Moulton	2017	685,865	77,120	2,898,732	8,273	103,359	3,773,349
Executive Vice President, Chief Information Officer	2016	652,981	51,840	2,915,115	8,414	100,074	3,728,424
	2015	610,002	74,400	2,794,440	16,271	92,973	3,588,086
 _______________________

(1)	Certain salaries in all fiscal years have been restated to reflect retroactive pay when earned rather than received. Salaries paid in fiscal 2017 reflect the additional week in that year.

(2)	Awarded under the Company’s cash bonus program.

(3)
Awards reflect adjustments for the special dividends paid in February 2015 and May 2017. This represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2017, 2016 and 2015, which are earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended September 3, 2017. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.

(4)
Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 80% of salary and 90% of bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(5)	Detail is provided below in the All Other Compensation table.

(6)	Includes RSUs vested in connection with his death in August 2017, in accordance with the agreements covering his grants.

FISCAL 2017 ALL OTHER COMPENSATION

Name	Deferred Compensation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long-Term Disability Premiums ($)[2]	Tax Gross-Up ($)[3]	Other ($)	Total All Other Compen-sation ($)
W. Craig Jelinek	5,000	500	23,850	5,500	36,998	16,500	8,938	6,468	189	103,943
Jeffrey H. Brotman	5,000	—	23,850	6,880	33,098	16,500	8,401	8,836	—	102,565
Richard A. Galanti	5,000	500	23,850	3,880	45,862	18,000	9,191	6,625	190	113,098
Dennis R. Zook	5,000	500	23,850	7,280	35,938	18,000	9,815	9,173	214	109,770
Joseph P. Portera	5,000	500	23,850	5,500	47,452	18,000	10,001	9,021	210	119,534
Paul G. Moulton	5,000	500	23,850	6,000	35,938	18,000	8,179	5,797	95	103,359
    _______________________

(1)
The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of union employees, the plan allows for both pre-tax and/or after-tax (Roth) deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. The matching and discretionary contributions vest ratably until fully vested after five years of service.

(2)
Long-term disability insurance is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 1,000 eligible employees) and who have 20 or more years of service.

(3)	Executives are compensated for their additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance.
The following table provides information regarding grants of performance-based RSUs during fiscal 2017.
FISCAL 2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (units)[1]	Grant-Date Fair Value of Awards ($)[2]
W. Craig Jelinek	10/22/2016	38,555	5,533,799
Jeffrey H. Brotman	10/22/2016	38,555	5,533,799
Richard A. Galanti	10/22/2016	20,196	2,898,732
Dennis R. Zook	10/22/2016	20,196	2,942,557
Joseph P. Portera	10/22/2016	20,196	2,898,732
Paul G. Moulton	10/22/2016	20,196	2,898,732
    _______________________

(1)
The number of performance-based RSUs granted during fiscal 2017, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2017, the Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	The grant-date fair value of RSU awards granted, computed as described in footnote 3 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held at September 3, 2017.
OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END

Name	Number of Shares or Units of Stock Unvested at Fiscal Year- End[1,2]	Stock Award Grant Date	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[3]
W. Craig Jelinek	3,856	10/21/2012	610,173
	5,733	10/22/2013	907,190
	8,604	10/22/2014	1,361,497
	9,681	10/22/2015	1,531,921
	38,555	10/21/2016	6,100,943
Jeffrey H. Brotman	38,555	10/21/2016	6,100,943
Richard A. Galanti	1,927	10/21/2012	304,928
	3,007	10/22/2013	475,828
	4,513	10/22/2014	714,137
	5,071	10/22/2015	802,435
	20,196	10/21/2016	3,195,815
Dennis R. Zook	20,196	10/21/2016	3,195,815
Joseph P. Portera	1,927	10/21/2012	304,928
	3,007	10/22/2013	475,828
	4,513	10/22/2014	714,137
	5,071	10/22/2015	802,435
	20,196	10/21/2016	3,195,815
Paul G. Moulton	1,927	10/21/2012	304,928
	3,007	10/22/2013	475,828
	4,513	10/22/2014	714,137
	5,071	10/22/2015	802,435
	20,196	10/21/2016	3,195,815
 _______________________

(1)	Reflects adjustments for special dividends.

(2)
RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter. RSUs are also subject to accelerated vesting for long service prior to termination. RSUs with the following grant dates vest as follows:

Grant Date	Vesting
2012 through 2015
Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.

2016
After the end of fiscal 2017, the Compensation Committee certified that the performance criteria had been exceeded and that the awards were earned. All grants are made annually on October 22. The shares above do not reflect accelerated vesting for long service as the awards were not yet released.

(3)	Based on the closing market price of $158.24 on September 1, 2017.

FISCAL 2017 RESTRICTED STOCK UNITS VESTED
The following table provides information regarding restricted stock units that vested during fiscal 2017.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
W. Craig Jelinek	38,847	5,810,734
Jeffrey H. Brotman	66,721	10,262,769
Richard A. Galanti	20,181	3,018,784
Dennis R. Zook	34,257	5,115,682
Joseph P. Portera	20,181	3,018,784
Paul G. Moulton	20,186	3,019,528
FISCAL 2017 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information relating to the non-qualified deferred compensation plan. See footnote 4 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	280,000	5,000	198,749	—	4,309,281
Jeffrey H. Brotman	553,440	5,000	281,595	6,133,791	—
Richard A. Galanti	427,938	5,000	400,317	—	8,623,779
Dennis R. Zook	168,789	5,000	75,954	—	1,674,345
Joseph P. Portera	49,801	5,000	88,273	13,442	1,864,049
Paul G. Moulton	274,950	5,000	20,143	35,129	553,303
     _______________________

(1)	Amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	Amounts were reported as "All Other Compensation" in the Summary Compensation Table.

(3)
Amount representing interest on the Named Executive Officer's balance that is "above market" (greater than 120% of the applicable federal long-term rate) was included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.

(4)	Of these amounts, the following amounts have also been reported in the Summary Compensation Table:

Name	Reported for Fiscal 2017 ($)	Previously Reported for Fiscal 2016 ($)	Previously Reported for Fiscal 2015 ($)
W. Craig Jelinek	361,965	342,227	300,858
Jeffrey H. Brotman	667,714	773,762	598,550
Richard A. Galanti	587,700	514,177	465,982
Dennis R. Zook	203,327	190,382	124,563
Joseph P. Portera	88,790	81,549	73,093
Paul G. Moulton	288,223	152,100	69,463

Potential Payments Upon Termination or Change-in-Control
The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide that in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.1 The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2017, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
The amounts shown assume that a change in control or termination was effective as of the last business day of fiscal 2017 and that the price of Costco common stock on which the calculations were based was the closing price on September 1, 2017 ($158.24). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is: 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control[1,2,4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	66,429	10,511,725	36,641	5,798,072
Jeffrey H. Brotman	38,555	6,100,943	38,555	6,100,943
Richard A. Galanti	34,714	5,493,143	19,125	3,026,340
Dennis R. Zook	20,196	3,195,815	20,196	3,195,815
Joseph P. Portera	34,714	5,493,143	19,125	3,026,340
Paul G. Moulton	34,714	5,493,143	19,125	3,026,340
_______________________

(1)	Maximum number of RSUs that in the event of a change in control of the Company the Board may choose to accelerate.

(2)	RSUs are granted subject to satisfaction of one-year performance conditions and vesting over four years thereafter, subject to additional vesting for long service.

(3)	Total value calculated assuming a termination or change-in-control date of September 3, 2017, and utilizing the market closing price on September 1, 2017.

(4)	Values assume satisfaction of the performance conditions for the October 2016 grants, which was certified in October 2017.

__________________________
1The Seventh Restated 2002 Stock Plan provides that in connection with a change in control, the Board may take any one or more of the following actions: (a) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (b) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel stock awards in exchange for cash payments to participants. The plan requires that if the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued (a “Fundamental Transaction”), then the Board shall do one or more of the foregoing, contingent on the closing or completion of the Fundamental Transaction.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2017 is set forth in the table above titled “Fiscal 2017 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may act to protect the participants, including accelerating vesting or terminating the plan and paying benefits to participants.
Potential Payments Under Mr. Jelinek’s Employment Agreement. The Company and Mr. Jelinek entered into an employment agreement effective January 1, 2017 with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. The agreement was extended until December 31, 2017. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive: (i) a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus; (ii) continued coverage under the Company’s medical plans until age 65; and (iii) full acceleration of any unvested RSUs. The estimated amount Mr. Jelinek would have received in the event of such termination as of September 3, 2017 as cash severance is $1.35 million. The actual amount could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would receive continued medical coverage and full acceleration of any unvested RSUs as described above.
“Good reason” is defined in the agreement as a material diminution in the executive’s salary or target bonus, in his authority, duties or responsibilities, or in the budget over which he retains authority, causing the executive to report to anyone other than the Board, a material change in geographic location at which the executive must perform services, or any breach by the Company of the employment agreement.
“Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or the executive; habitual neglect of the executive’s reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of the executive’s obligation to not disclose confidential information or to assign intellectual property developed during employment.
Under the terms of Mr. Jelinek’s fiscal 2017 performance-vested RSU award, in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the award have been met, Mr. Jelinek will receive the shares award, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his 2017 award in connection with a hypothetical termination of employment at December 31, 2017.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Dennis R. Zook's sons were employed by the Company during fiscal year 2017. One had an annual salary of $161,000 and received a bonus of $32,159 and two grants totaling 2,150 RSUs. The other son had an annual salary of $104,612 and received a bonus of $12,000 and a grant of 650 RSUs. Richard M. Libenson's daughter was employed by the Company during fiscal year 2017 at an annual salary of $104,078 and received a bonus of $15,303 and a grant of 650 RSUs. These individuals also participated in benefit plans generally available to employees in similar positions under similar terms and conditions.
The Board of Directors appointed Mr. Libenson Director Emeritus for a three-year term ending January 2020, for which he receives compensation equal to that received by non-employee directors, as described under "Compensation of Directors" and has a portion of his medical insurance premiums paid by the Company comparable to what has occurred historically. His current consulting arrangement with the Company is described above under “Compensation of Directors."
These relationships and related transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2017 where this policy did not require review, approval or ratification or where this policy was not followed.
No family members of executive officers or directors are executive officers of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2017, such SEC filing requirements were satisfied, except that one report was inadvertently filed late for Mr. Sinegal.
Report of the Audit Committee
October 11, 2017
To the Board of Directors:
We reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended September 3, 2017. We discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.

We received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence. Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 3, 2017.
Charles T. Munger, Chair
Susan L. Decker
Daniel J. Evans

Code of Ethics for Senior Financial Officers
The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.
INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for the fiscal year 2018.

Services and Fees of KPMG
The following table presents fees for services rendered by KPMG for fiscal 2017 and fiscal 2016:

	2017	2016
Audit fees	$7,056,000	$6,215,000
Audit-related fees	275,000	359,000
Tax fees	644,000	642,000
All other fees	178,000	191,000
Total	$8,153,000	$7,407,000
KPMG was paid fees for the following types of services during fiscal 2017:
•Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.
•Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.
•Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.
•All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.
Audit Committee Preapproval Policy
All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2017 were pre-approved by the Audit Committee.
Annual Independence Determination
The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2017 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 2, 2018. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended September 3, 2017. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory (non-binding) vote on the following resolution (“say on pay”):
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
In 2017, following an advisory vote of the shareholders on frequency, the Board determined to continue to include say on pay votes in the Company's proxy materials annually until the next required shareholder vote on frequency.
The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the say on pay vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over periods up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
SHAREHOLDER PROPOSALS
PROPOSAL 4: SIMPLE MAJORITY VOTE
In response to a shareholder proposal, if properly presented at the meeting, the Company will hold a vote on the following:
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.
Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm7abstract_kN593423).
Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management. For example, the classification of directors at our company may be altered or eliminated only by an amendment approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment. Consider that being a classified Board contributes to the fact that the average length of director tenure was over 14 years as of the date this proposal was submitted.
Our prior proposal on this topic at Costco in 2014 received 65% of the vote in favor. We waited patiently for our Board to implement the will of the majority but they did not do so. This proposal topic won from 74% to

99% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill, Macy’s and Ferro. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.
Please vote to enhance shareholder value:
Simple Majority Vote - Proposal 4
BOARD OF DIRECTORS' RESPONSE
Under Costco Wholesale’s governing documents, a simple majority-vote standard generally applies to all matters submitted to a shareholder vote. This standard means that a proposal is approved if the number of votes cast in favor exceeds the number of votes cast against or, to the extent required by Washington law, the proposal is approved by a majority of the outstanding shares. The one exception is that, as permitted by Washington law, approval by two-thirds of the shares outstanding is required to amend our Articles of Incorporation with respect to classification of the Board. Since the Company went public in 1985, its Articles have required that directors be elected for three-year terms and that approximately one-third of the board seats are up for election every year. The Board believes that this classified board structure is an integral component of the Company’s long-term approach to the creation of shareholder value and has contributed significantly to the Company’s long-term operational success and delivery of strong shareholder returns. The Board also believes that any change to the classified board structure should occur only pursuant to a vote that is representative of a broad base of the Company’s shareholders.
In 2014, shareholders voted on a binding proposal to amend the Articles to declassify the Board. This proposal failed not only to achieve the two-thirds threshold necessary to approve the amendment, it failed to obtain the vote of even a majority of shares outstanding. Absent broad shareholder support to declassify, the Board continues to believe that the classified structure should be retained, as should the two-thirds voting requirement designed to ensure that there is a broad consensus of shareholder support before that structure is changed.
In 2014, shareholders voted in favor of a proposal similar to the current “simple majority vote proposal.” In response, the Board proposed amendments to the Company’s Articles to eliminate supermajority requirements other than that concerning amendment of the classified board provision. Those amendments were approved by the shareholders in 2015.
The Board recommends that shareholders vote against the proposal, for the following reasons, which are discussed in more detail below:

•
The Costco model for shareholder value creation is grounded in a long-term approach that includes the Company’s classified board structure. This model has been proven to return value as Costco has demonstrated sustained, strong financial performance under its classified board.

•
The classified board structure is designed to safeguard against short-term shareholders agitating for changes inconsistent with long-term value creation. The article cited by the proponent ignores recent studies finding that classified boards do not negatively impact firm value.

THE COSTCO MODEL IS GROUNDED IN A BOARD THAT IS COMMITTED TO A LONG-TERM APPROACH
The Costco model uses a long-term approach to generate growth in shareholder value. The Company is guided by directors who have dedicated themselves to three-year terms on the Board. The Board knows that transitory increases in Costco’s share price might be achieved if prices were raised, wages were cut, suppliers were pressed for onerous terms, and the balance sheet were burdened with significant leverage. These are changes that short-term shareholders or short-term board members might seek. But the Costco Board, with its long-term commitment focus, has determined that such actions would damage the long-term value of the Company by harming relationships with members, employees, and suppliers.

THE COSTCO MODEL HAS PROVEN ITS ABILITY TO CREATE VALUE
The proponent of this proposal does not allege that the Company’s economic performance or its returns to shareholders have been unsatisfactory or that the challenged voting requirement has actually impeded performance. To the contrary, under the classified board structure, Costco has demonstrated sustained, strong financial performance. Net sales have grown at an annualized rate of 12.4% since Costco Wholesale was taken public in 1985. Net income has grown at an annualized rate of 12.8% over that same period.
Total shareholder return (TSR), which includes share price appreciation and dividends, has been exemplary:

255%
245%
150%
121%
113%
116%
103%
123%
101%
88%
80%
53%
47%
31%
27%
27%
20%
10%
(16%)
(6%)
1-Year TSR
3-Year TSR
5-Year TSR
7-Year TSR
10-Year TSR
Key Comps
Large Cap Retailers
S&P 500
Costco

Source: FactSet, Market data as of December 4, 2017. Key Comparable Companies include Kroger, Target and Wal-Mart; Large Cap Retailers include Best Buy, Kohl’s, Lowe's and Walgreens.
The Board has been vigilant in seeing capital returned to shareholders. Since 2004, the Company has raised its annual dividend from forty cents to $2 and repurchased approximately $8.56 billion of the Company’s shares. In May 2017, the Company paid a special cash dividend of over $3 billion, or $7 per share. The Company also paid special cash dividends of $5 in 2015 and of $7 in 2012.
COSTCO’S LONG-TERM FOCUS EXTENDS TO ITS EMPLOYEES AND MEMBERS
The Company seeks to develop long-term relationships with employees. Those working in the Company’s membership warehouses receive pay and benefits more generous than their counterparts at competitors. This long-term investment in its workforce has benefited the Company with greater loyalty, and the Company consequently benefits through what it believes to be the lowest employee turnover rates and the lowest “shrink” (inventory loss) rate in the industry.
In addition, equity grants are a meaningful portion of compensation for over 5,000 employees (including more than 2,000 managers and assistant managers in our distribution centers and membership warehouses in the United States). Equity grants vest over periods up to five years, which provides long-term incentives to recipients. For senior management in fiscal 2017, over 70% of compensation was in the form of equity. In addition, relative compensation measures indicate the Company’s senior management is generally compensated below the peer median.
The Company is also recognized for its long-term approach to its members. Through its investments in lower pricing - seeking to bring goods to market with the lowest cost, through expense control and minimal mark-ups - the Company has developed what it believes to be a very strong reputation among its members for offering low prices. The Board and the Company have consistently determined that instead of raising short-term margins it is better to build loyalty among Costco members by charging lower prices. That strategy has resulted in over 87% of members globally renewing their memberships.

THE CLASSIFIED BOARD STRUCTURE IS DESIGNED TO PROTECT SHAREHOLDER INTERESTS AGAINST INVESTORS WITH SHORT-TERM INTERESTS
The Board has studied the potential benefits and harms of declassification for over a decade, including various studies of companies with classified boards (discussed below). While reviewing these studies over the years, and recognizing that the potential adverse impacts of a classified board cited in some of the studies may be relevant for some companies, the Board has noted the gap between those adverse possibilities and the very positive experiences of Costco shareholders under the Company's classified structure.
The Board continues to believe that the classified board structure serves as a safeguard against short-term shareholders agitating for changes inconsistent with a long-term value creation. The Board recognizes that the classified structure could delay the success of an acquisition proposal that has broad shareholder support, but is opposed by the Board. The Board also acknowledges that there may be situations where the Board and some shareholders do not agree about what a full and fair acquisition proposal might be. The Board believes, however, that the risk of any value loss through a delay in a transaction is outweighed by the protection that the structure provides against abusive or improvident tactics. The current voting standard requires broad shareholder support before a fundamental change is adopted that could impact the Company’s mission and long-term objectives.
RECENT STUDIES FIND THAT THE CLASSIFIED BOARD STRUCTURE DOES NOT HAVE A NEGATIVE IMPACT ON FIRM VALUE
The proponent cites a 2004 paper claiming that supermajority voting requirements and classified boards negatively impact firm valuations and shareholder returns. The proponent fails, however, to recognize relevant subsequent research, literature, and debate, specifically, the purported value of declassification. More recent studies conducted on firms that had declassified their boards found that declassification is associated with either a decline in firm value1 or had no significant impact on firm value.2 These studies sparked a response3 that was also criticized as ignoring evidence that firm values declined after declassifications at companies targeted by the project.4
APPROVAL PROCESS
Shareholder approval of this proposal would not itself amend the Articles. No amendment would occur unless authorized by the Board and then approved by the shareholders through an affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors.
For the reasons set forth above, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders and recommends that you vote AGAINST Proposal 4. Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder has indicated otherwise in voting the proxy.
PROPOSAL 5: SUPPLY CHAIN POLICY ON PRISON LABOR

In response to a shareholder proposal, if properly presented at the meeting, the Company will hold a vote on the following:
WHEREAS Financial and operational risks related to the sale of goods produced with prison labor, such as reputational damage, litigation, and supply chain disruption, can adversely affect shareholder value; Our company’s Supplier Code of Conduct prohibits illegal prison labor: “The use of prison or convict labor must be consistent with laws where the merchandise is manufactured, and with the laws where it is imported”; Prison labor is legally permissible in the United States and other countries where Costco goods are sourced. Inmates
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1 K. J. Martijn Cremers & Simone M. Sepe, Board Declassification Activism: The Financial Value of the Shareholder Rights Project, June 2017 (specifically studying the results of companies that declassified their boards in response to the project’s proposals); K.J. Martijn Cremers et al., Staggered Boards and Long-Term Value, Revisited, July 2017, Journal of Financial Economics (forthcoming); K.J. Martijn Cremers & Simone M. Sepe, The Shareholder Value of Empowered Boards, 68 Stan. L. Rev. 67 (2016).
2 Yakov Amihud et al., Settling the Staggered Board Debate, Sept. 8, 2017.
3 Lucian A. Bebchuk & Alma Cohen, Recent Board Declassifications: A Response to Cremers and Sepe, May 2017.
4 K. J. Martijn Cremers & Simone M. Sepe, Board Declassification Activism: Why Run Away from the Evidence, June 2017.

make numerous consumer products on behalf of companies, such as produce, office chairs, clothing, and packaging materials. Companies enjoy low overhead costs and potentially other benefits such as tax breaks; Watchdogs assert that prison labor is often deployed in an inhumane manner that fails to balance cost savings to companies against treatment of prisoners; Although slavery and involuntary servitude were abolished by the 13th Amendment, an exception was made for “punishment for crime.” Although some U.S. prisoners may receive wages ranging from $0.23 to $1.15 per hour, in the U.S. and worldwide many inmates are forced to work for no pay at all, and in unsafe or unhealthy conditions; The use of prison labor in supply chains can undermine a retailer's reputation. In 2015, Whole Foods experienced significant backlash when customers learned that prisoner-made products were sold in stores; Although the Company’s supplier code of conduct leads to occasional audits of suppliers for certain potential issues, it lacks sufficient attention to the use of prison labor. Careful review of our supply chain for prison labor could help Costco ensure that risk to its reputation and shareholder value is minimized by demonstrating effective company oversight.
RESOLVED Shareholders of Costco urge the Board of Directors to adopt a policy committing the Company to: a) Survey all suppliers to identify sources of prison labor in the Company’s supply chain; b) Develop and apply additional criteria or guidelines for suppliers regarding the use of prison labor; and c) Report to shareholders no later than June 30, 2018, at reasonable cost and omitting proprietary information, on Costco’s progress in implementing the policy.

SUPPORTING STATEMENT The Proponent recommends that the company’s progress report include:

•	Summary of results of the supplier survey, including actual and/or potential sources of prison labor identified, and in particular any use of:
a) Suppliers who employ prison labor with compulsory, uncompensated, or severely undercompensated work programs,
b) Suppliers who employ prison labor from privately-run prisons;
•Summary of new criteria and guidelines for the use of prison labor;

•	Methodologies to be used to track, audit, and measure supplier performance;

•	Nature and extent of consultation with relevant stakeholders in connection with the policy development and implementation.

Examples of topics for possible guidelines or criteria could include: consideration of a minimum wage and/or overtime pay for inmate laborers, safety/health conditions, supplier-provided job-matching programs for inmates upon release.
BOARD OF DIRECTORS' RESPONSE
Since its inception, the Costco Supplier Code of Conduct has prohibited prison labor that is unlawful in the country where it is performed.  In 2016, United States law concerning importation of goods made with “convict labor or/and forced labor or/and indentured labor under penal sanction” was strengthened, with the elimination of an exception that had been broadly applied to allow such imports where domestically produced supply was not sufficient to meet domestic demand.
In early 2017, the Company began a closer examination of the use of lawful prison labor in its supply chain. This was a product of the recent changes in U.S. law and an awareness of greater concerns among some U.S. consumers.
After examining this issue more deeply, we have come to understand its complexity and the positions that have been articulated in favor of and in opposition to the use of even lawful prison labor.  Supporters maintain that legal prison labor programs offer participants an opportunity that is more attractive than idle or other time spent in confinement, opportunities for compensation and restitution, and an opportunity for rehabilitation with the potential for employment after confinement.  Those opposed to legal prison labor programs cite challenges in assuring that participation is truly voluntary, the absence of private-sector levels of compensation, unsafe working conditions, and other flaws.  Some opponents also link the issue of legal prison labor to debates around the use of incarceration generally.  The Company has not identified any consensus on the correct approach.
As part of enforcing its Code of Conduct, Costco conducts thousands of audits annually around the globe with qualified independent third parties.  In addition, its buying and quality assurance staffs spend countless hours visiting production facilities as part of the process of bringing quality merchandise to our members. Through these efforts, we have not seen significant levels of prison labor in our supply chain.  We have seen it occasionally in the United States, in the agricultural products segment, where it is permitted by federal and state laws.
The Company is committed under its Code of Conduct to “protecting the working rights and safety of the people who produce, process or harvest the Merchandise it sells” and appreciates that certain of its members might have particular concerns in this area. The Company accordingly is developing changes to the Code of Conduct with respect to lawful prison labor, which it expects to finalize by no later than June 2018.  These changes will articulate more specific requirements concerning, among other things, assuring that such labor is provided in voluntary fashion, is fairly compensated, and rendered under appropriate working conditions.  We will also take due account of risks associated with the use of prison labor under the laws of the United States and other countries where we import goods and countries from which we source goods. The revised requirements will be enforced in the same fashion as other requirements in our Code of Conduct, primarily through the use of independent third-party audits.  We will closely monitor our experiences in this area and may determine to institute more restrictive policies as a result.
If adopted and implemented, the shareholder proposal would impose unnecessary restrictions and burdens on the Company.  The Company believes that a requirement to survey each of its over 20,000 suppliers around the globe concerning prison labor would be costly, time-consuming and unnecessary, in light of the experience the Company has (through prior audits and other measures) concerning the low incidence of lawful prison labor in its supply chain. In light of these factors and the Company’s existing procedures and its commitments as outlined above, the Board of Directors believes that implementing the proposal would not be an effective and prudent use of the Company’s time and resources.
For the reasons set forth above, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company and its shareholders and recommends that you vote AGAINST Proposal 5. Proxies solicited by the Board of Directors will be voted AGAINST this proposal unless a shareholder has indicated otherwise in voting the proxy.
The Company will, upon oral or written request, provide the name and address of the proponents of each shareholder proposal and the number of shares they hold . Requests may be sent to the Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027, or submitted by calling (425) 427-7766.
OTHER MATTERS
Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
For a shareholder proposal to be included in the proxy statement for the 2019 annual meeting, it must comply with SEC Rule 14a-8 and be received by the Secretary of the Company, at the address below, no later than August 17, 2018.
To be properly brought before the 2019 annual meeting of shareholders, a notice of a proxy access nomination under section 2.1 of our bylaws must be received by the Secretary of the Company, at the address below, no earlier than July 18, 2018, and no later than the close of business (5:30 p.m. Pacific Time) on August 17, 2018. Any such notice must meet the other requirements set forth in our bylaws.
A shareholder who intends to present a proposal at the Company’s 2019 annual meeting, other than pursuant to Rule 14a-8 or a proxy access director nomination, must comply with our bylaws, which provide that the notice of such intentions must be received by the Secretary of the Company, at the address set forth below, no earlier than October 2, 2018, and no later than November 1, 2018, and such proposal must be a proper matter for shareholder action under Washington law, or management of the Company will have discretionary voting authority at the 2019 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

Notices of intention to present proposals or nominate directors at the 2019 annual meeting, and all supporting materials required by our bylaws, must be submitted by mail to the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027.
The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. The submission of a shareholder proposal or proxy access director nomination does not guarantee that it will be included in our proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2017 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to shareholders that were mailed proxy materials. For shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2017 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.
GENERAL INFORMATION
List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting between 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for a legally valid purpose related to the Annual Meeting.
Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
Householding Information. As permitted by SEC rules, the Company will deliver one Annual Report or Proxy Statement to multiple shareholders sharing the same address unless the Company has received contrary instructions. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., 250 Royall St., Canton, MA 02021; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Senior Vice President, General Counsel and Secretary

COSTCO WHOLESALE

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kenneth D. Denman　　02 W. Craig Jelinek　　03 Jeffrey S. Raikes

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Ratification of selection of independent auditors.	☐	☐	☐
3 Approval, on an advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:	For	Against	Abstain
4 Shareholder proposal regarding simple majority vote.	☐	☐	☐
5 Shareholder proposal regarding prison labor.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) ☐

0000348949_1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, FAQ'S is/are available at www.proxyvote.com .

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 30, 2018 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Hamilton E. James and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 24, 2017, at the Annual Meeting of Shareholders to be held at the Meyenbauer Center, Center Hall, 11100 NE 6th Street, Washington 98004, on Tuesday, January 30, 2018 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR " PROPOSALS 1, 2, AND 3, AND AGAINST PROPOSALS 4 AND 5 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000348949_2